SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005 (February 24, 2005)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2005, the Board of Directors of Arch Coal, Inc. (the “Company”) established the performance measures and maximum annual bonus payouts for 2005 under the Company’s Incentive Compensation Plan for Executive Officers (the “Plan”). The Plan is subject to shareholder approval for purposes of Internal Revenue Code Section 162(m) at the Company’s next annual meeting to be held on April 28, 2005.

The performance measures established by the Board for payment of 2005 bonuses under the Plan are: (1) earnings before interest, taxes, depreciation and amortization (EBITDA); (2) earnings per share (EPS); (3) safety performance; and (4) environmental performance.

The maximum annual bonus payout under the Plan for 2005 is 120% of base salary for the Chief Executive Officer of the Company and 100% of base salary for all other executive officers.

The Plan provides that the Personnel & Compensation Committee of the Board will establish performance measures, targets and maximum payouts for executive officers within 90 days of the beginning of each calendar year. The bonus payouts are calculated at the beginning of the next calendar year based on actual Company performance against the pre-established targets for such year. Bonus payouts may be decreased, but not increased, at the Committee’s discretion. All payouts must be made within 90 days of the end of the calendar year for which such bonus is being paid.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
Number	Description of Exhibit

99.1	Arch Coal, Inc. Incentive Compensation Plan for Executive Officers

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2005	ARCH COAL, INC.
By:
Janet L. Horgan
Assistant General Counsel and Assistant Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Arch Coal, Inc. Incentive Compensation Plan for Executive Officers

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